EXHIBIT 99.1

REPORT OF INDEPENDENT ACCOUNTANTS OF ACTV

To the Board of Directors and Stockholders of ACTV, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, as of January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”.

As described in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, effective January 1, 2001.

As described in Note 24 to the consolidated financial statements, the accompanying 2000 statement of operations has been restated to conform to SFAS No. 145 “Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.

/s/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

March 25, 2003

(August 1, 2003 as to Note 24)

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$23,813,611	$69,035,707
Short-term investments	23,997,246	8,951,695
Accounts receivable–net	1,947,866	1,319,805
Other	1,932,721	1,696,617

Total current assets	51,691,444	81,003,824
Property and equipment–net	3,578,176	6,344,631
Other assets:
Restricted cash	484,913	484,913
Investment in warrant	2,655,681	16,255,355
Investments–other	5,783,697	7,397,776
Patents and patents pending	8,835,376	8,425,889
Software development costs	4,730,223	5,310,100
Goodwill	935,701	12,935,701
Other	79,961	1,429,132

Total other assets	23,505,552	52,238,866

Total	$78,775,172	$139,587,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$944,179	$5,664,088
Deferred revenue	3,879,960	4,068,450

Total current liabilities	4,824,139	9,732,538
Deferred revenue	63,346,826	66,966,638
Minority interest	366,940	3,215,652
Stockholders’ equity:
Common stock, $0.10 par value, 200,000,000 shares authorized: issued and outstanding 55,877,545 at December 31, 2002 and 55,881,938 at December 31, 2001	5,587,755	5,588,194
Notes receivable from stock sales	(82,999)	(339,035)
Additional paid-in capital	311,392,444	317,496,700
Accumulated deficit	(306,659,933)	(263,073,366)

Total stockholders’ equity	10,237,267	59,672,493

Total liabilities and stockholders’ equity	$78,775,172	$139,587,321

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2002	2001	2000
Revenue	$11,286,756	$13,688,615	$8,016,453
Costs and expenses:
Selling, general and administrative	32,549,421	46,580,939	45,714,082
Depreciation and amortization	5,203,094	5,865,671	3,481,259
Amortization of goodwill	—	3,567,955	426,372
Loss on write-down of goodwill	12,000,000	11,247,725	—
Restructuring charge	—	6,591,223	—
Stock-based compensation income	(6,002,831)	(12,148,504)	(186,673,365)

Total costs and expenses	43,749,684	61,705,009	(137,051,652)

(Loss)/income from operations	(32,462,928)	(48,016,394)	145,068,105

Interest income	1,277,323	4,180,923	7,726,929
Interest expense	—	—	(284,619)

Interest—net	1,277,323	4,180,923	7,442,310
Other expense	(15,249,674)	(2,028,623)	(2,161.139)

(Loss)/income before minority interest and cumulative effect of accounting change	(46,435,279)	(45,864,094)	150,349,276
Minority interest—subsidiary	2,848,712	3,206,482	1,743,357

(Loss)/income before cumulative effect of accounting change	(43,586,567)	(42,657,612)	152,092,633
Cumulative transition effect of adopting SFAS No. 133	—	(58,732,197)	—

Net (loss)/income	$(43,586,567)	$(101,389,809)	$152,092,633

(Loss)/income per share:
Basic
Before cumulative effect of accounting change	$(0.78)	$(0.77)	$3.07
Cumulative effect of accounting change	—	(1.07)	—

Basic net (loss)/income per share applicable to common stockholders	$(0.78)	$(1.84)	$3.07

Diluted
Before cumulative effect of accounting change	$(0.78)	$(0.77)	$2.51
Cumulative effect of accounting change	—	(1.07)	—

Diluted net (loss)/income per share applicable to common stockholders	$(0.78)	$(1.84)	$2.51

Shares used in basic calculations	55,918,744	55,014,772	49,501,885

Shares used in diluted calculations	55,918,744	55,014,772	60,719,648

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net (loss)/income:	$(43,586,567)	$(101,389,809)	$152,092,633
Adjustments to reconcile net (loss)/income to net cash used in operations:
Cumulative effect of adopting SFAS No. 133	—	58,732,197	—
Change in fair value of warrant	13,599,674	1,028,623	—
Depreciation and amortization	5,203,094	9,433,626	3,907,631
Stock-based compensation	(6,002,831)	(12,148,504)	(186,673,365)
Deferred compensation—other	—	75,000	306,000
Write-down of capitalized software development costs	282,000	—	—
Amortization of deferred revenue	(3,619,812)	(3,619,812)	(1,809,907)
Write-down of investment	1,650,000	1,000,000	750,000
Common stock issued in lieu of cash payment	89,156	1,767,275	4,560,000
Non-cash portion of restructuring charge	—	10,601,674	—
Write-down of goodwill	12,000,000	11,247,725	—
Minority interest	(2,848,712)	(3,206,482)	(1,743,357)
Changes in operating assets and liabilities:
Accounts receivable	(628,061)	968,978	286,788
Other assets	1,124,336	(2,168,111)	(2,798,883)
Accounts payable and accrued expenses	(4,511,909)	(2,739,242)	5,745,693
Deferred revenue	(188,490)	35,674	(485,032)

Net cash used in operating activities	(27,438,122)	(30,381,188)	(25,861,799)
Cash flows from investing activities:
Investment in short-term investments	(15,045,551)	(8,951,695)	—
Investments in patents	(1,093,996)	(1,005,380)	(500,726)
Purchases of property and equipment	(953,506)	(8,005,909)	(10,938,456)
Investment in software development costs	(708,750)	(2,776,001)	(1,954,979)
Strategic investments	(35,921)	(5,266,239)	(3,750,000)

Net cash used in investing activities	(17,837,724)	(26,005,224)	(17,144,161)
Cash flows from financing activities:
(Receipt) payment of letters of credit	—	2,680,455	(3,165,368)
Retirement of debt—net	—	—	(4,567,095)
Net proceeds from subsidiary equity transactions	—	—	13,049,895
Net proceeds from equity financing	6,719	143,625	150,763,399
Repayment of stockholders loan	47,031	109,998	—

Net cash provided by financing activities	53,750	2,934,078	156,080,831

Net (decrease) increase in cash and cash equivalents	(45,222,096)	(53,452,334)	113,074,871
Cash and cash equivalents, beginning of period	69,035,707	122,488,041	9,413,170

Cash and cash equivalents, end of period	$23,813,611	$69,035,707	$122,488,041

Supplemental Disclosure to the Consolidated Statements of Cash Flows For the Year Ended December 31, 2002

Retirement of common stock	$ 197,739

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Stockholder Loan	Additional Paid-in- Capital	Deficit	Total
Balances December 31, 1999	42,440,032	$4,244,004	$(456,016)	$327,609,840	$(311,063,536)	$20,334,292

Minority interest adjustment			—	5,864,999	—	5,864,999
Issuance of shares in connection with public offering	4,600,000	460,000	—	128,909,468	—	129,369,468
Issuance of shares for services	947,000	94,700	—	7,617,788	—	7,712,488
Issuance of shares in connection with exercise of stock options and warrants	3,292,089	329,209	—	20,783,812	—	21,113,021
Adjustment to deferred stock compensation	—	—	—	(186,673,365)	—	(186,673,365)
Issuance of common stock for 401(k) plan	7,509	751	—	153,809	—	154,560
Issuance of stockholder loans	—	—	(187,590)	—	—	(187,590)
Retirement of common stock	(58,476)	(5,848)	—	(307,636)	(2,712,654)	(3,026,138)
Net income	—	—	—	—	152,092,633	152,092,633

Balance at December 31, 2000	51,228,154	$5,122,816	$(643,606)	$303,958,715	$(161,683,557)	$146,754,368

Issuance of shares in connection with exercise of stock options and warrants	1,281,164	128,116	—	15,509	—	143,625
Adjustment to deferred stock compensation	—	—	—	(12,148,504)	—	(12,148,504)
Issuance of common stock for 401(k) plan	92,960	9,296	—	237,979	—	247,275
Issuance of shares in connection with acquisition	4,007,889	400,789	—	27,074,301	—	27,475,090
Rescission and repayment of stockholder loans	—	—	304,571	—	—	304,571
Retirement of common stock	(728,229)	(72,823)	—	(1,641,300)	—	(1,714,123)
Net loss	—	—	—		(101,389,809)	(101,389,809)

Balance at December 31, 2001	55,881,938	$5,588,194	$(339,035)	$317,496,700	$(263,073,366)	$59,672,493

Issuance of share in connection with exercise of stock options & warrants	27,995	2,800	—	3,919	—	6,719
Adjustment to deferred stock compensation	—	—	—	(6,002,831)	—	(6,002,831)
Issuance of common stock for 401(k) plan	67,141	6,714	—	82,442	—	89,156
Rescission and repayment of stockholder loans	—	—	256,036	—	—	256,036
Retirement of common stock	(99,529)	(9,953)	—	(187,786)	—	(197,739)
Net loss	—	—	—	—	(43,586,567)	(43,586,567)

Balance at December 31, 2002	55,877,545	$5,587,755	$(82,999)	$311,392,444	$(306,659,933)	$10,237,267

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for the Years Ended December 31, 2002, 2001, and 2000

1.    Nature of Operations

ACTV, Inc. and subsidiaries (“ACTV” or the “Company”) is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. All first person references in these Notes to the consolidated financial statements of ACTV, Inc. and subsidiaries for the years ended December 31, 2002, 2001 and 2000 are made with reference to ACTV, Inc. and its subsidiaries on a consolidated basis.

We have two operating business segments, which we call Digital TV and Enhanced Media.

We believe that our Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. Our Enhanced Media technologies allow both for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity.

2.    Organization and Significant Accounting Policies

Principles of Consolidation—Our consolidated financial statements include the balances of its operating subsidiaries that are more than 50% owned and controlled along with Digital ADCO, which is a 45.9% subsidiary controlled by us. All significant intercompany transactions and account balances are eliminated.

Property and Equipment—Property and equipment is recorded at cost and depreciated on the straight-line method over its estimated useful lives (generally 3 to 5 years). Depreciation expense for the years ended December 31, 2002, 2001, and 2000 aggregated $3,719,959, $4,309,285, and $2,080,420, respectively.

Patents and Patents Pending—The cost of patents, representing patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 15 years), which is less than the statutory life of each patent. The balances at December 31, 2002 and 2001 are net of accumulated amortization of $2,291,777 and $1,607,268, respectively.

Software Development Costs—We capitalize costs incurred for the development of software products when economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (3 years). The unamortized balance at December 31, 2002 and 2001 is net of accumulated amortization of $2,991,474 and $2,254,842, respectively. Amortization expense for the years ended December 31, 2002, 2001, and 2000 was $798,627, $794,002, and $810,828, respectively.

Cash Equivalents and Short-Term Investments—We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Commercial paper investments with a maturity greater than three months, but less than one year, at the time of purchase are considered to be short-term investments. The carrying amount of the investments approximates fair value due to their short maturity.

Revenue Recognition—In businesses where we are delivering specific services and products, revenue is recognized from sales when a product is shipped and when services are performed.

Revenue and anticipated profits under long-term contracts are recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs to completion.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We recognize the revenue related to the sale of indefinite software licenses upon delivery, installation and acceptance of the software product, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the entire arrangement is recognized as the services are performed using the percentage-of-completion contract accounting method. When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the services are performed.

Where software licenses are granted for a specific period of time, with related content and maintenance contracts, revenue is deferred and then recognized ratably over the life of the license.

ACTV and Liberty Livewire LLC, a unit of Ascent Media Group (formerly Liberty Livewire Corporation), in April 2000 entered into a joint marketing arrangement to market “HyperTV with Livewire.” Ascent Media Group received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

In connection with granting these licensed rights to Ascent Media Group, we received a warrant to acquire 2,500,000 shares of Ascent Media Group common stock at an exercise price of $30 per share. The warrant, which expires in June 2015 and includes registration rights, is exercisable ratably over five years, beginning April 13, 2001. With certain exceptions, the warrant is not transferable. The warrant is non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8, “Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services”). We recorded an investment and deferred revenue in the amount of approximately $76.0 million, the estimated value of the warrant (using the Black-Scholes pricing model) at the time the agreement was executed. Beginning January 1, 2001, we record changes in fair value in the investment in warrant to the statement of operations, as the result of our adoption of SFAS No. 133. We expect the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group. We do not currently expect to exercise or register shares in the coming year. The deferred revenue resulting from the Ascent Media Group transaction is being amortized into revenue over a period of 21 years, the contractual term of the joint marketing arrangement.

Deferred revenue results primarily from the Ascent Media Group joint marketing arrangement and from payments received from certain customers in advance of revenue being earned under software licensing, software installation, support and maintenance contracts.

Accounts Receivable—At December 31, 2002, three customers represented the following percentages of the accounts receivable balance: 20%, 13%, and 11% of our accounts receivable balance. At December 31, 2001, one customer represented 33% of our accounts receivable balance. The allowance for uncollectable accounts totaled $205,810 and $185,337 at December 31, 2002 and 2001, respectively.

Minority Interest—We record minority interest related to Digital ADCO, in which our ownership interest was 45.9% at December 31, 2002. Co-founders ACTV and Motorola Broadband formed Digital ADCO in November 1999. Digital ADCO develops and markets applications for the delivery of addressable advertising.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We account for issuances of subsidiaries’ stock as capital transactions. No gain or loss has been recorded in the statements of operations in connection with any sales of subsidiary stock. We have no plans to repurchase the subsidiary shares in the near term, as the we believe these to be strategic investments made by the counterparties in the transactions.

Financial Instruments—Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and 138. SFAS No. 133 requires that all derivative financial instruments be recorded on the balance sheet at fair value. The provisions of SFAS No. 133 affected accounting for the 2.5 million restricted warrant issued by Ascent Media Group and held by us. Prior to the adoption of SFAS No. 133, we carried the warrant at cost. With the adoption of SFAS No. 133, we now record the warrants at fair value. The adoption of SFAS No. 133 resulted in our recording a cumulative effect transition adjustment loss of $58.7 million at January 1, 2001. Beginning in the first quarter of 2001, we have recorded subsequent changes in the fair value of the warrants in our statements of operations, which resulted in a charge of $13.6 million and $1.0 million for the years ended December 31, 2002 and 2001, respectively.

There may be periods with significant non-cash increases or decreases to our operating results related to the changes in the fair value of the Ascent Media Group investment. The carrying value of our derivative instrument approximates fair value. We determine the fair value of the Ascent Media Group warrant by reference to underlying market values of Ascent Media Group’s common stock as reported by Nasdaq, and on estimates using the Black-Scholes pricing model.

Earnings Per Share—Basic income (loss) per common share equals net income (loss) divided by the weighted average number of shares of our common stock outstanding during the period. Diluted income per share gives effect to the potential dilution of outstanding stock options for the year ended December 31, 2000. We did not consider the effect of stock options or convertible preferred stock upon the calculation of the loss per common share for the years ended December 31, 2002 and 2001, respectively, as it would be anti-dilutive.

Impairment of Long-Lived Assets—Our long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. We also reevaluate the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. We evaluate the carrying value of the long-lived assets in relation to the future undiscounted future cash flows of the asset when indications of impairment are present. If it is determined that an impairment in value has occurred, the excess of the carrying value of the asset will be written down to the present value of the expected future operating cash flows to be generated by the asset. We determined that, as of December 31, 2002 and 2001 there had been no impairment in the carrying value of the long-lived assets.

Goodwill—In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other identifiable intangible assets will continue to be amortized over their useful lives. We adopted SFAS No. 142 beginning on January 1, 2002, at which time we completed the transitional goodwill impairment test as required. SFAS No. 142, requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount. We had no impairment as of January 1, 2002. During 2002, our Intellocity reporting unit fell significantly short of the revenue and profitability goals

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

management established for it at the beginning of 2002. As a result of our review of the realizability of the goodwill attributed to Intellocity, based on the significant revisions to its future revenues and profitability, we recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million. We continued our review for possible additional impairment in the fourth quarter ended December 31, 2002 due to a continued reduction in forecasted revenues, and recorded an impairment charge for the remaining amount. We will continue to perform future impairment tests as required by SFAS No. 142. There can be no assurance that future impairment tests will not result in an additional charge to earnings.

Upon adopting SFAS No. 142, we no longer amortized goodwill. Amortization of goodwill totaled $3.6 and $0.4 million in 2001 and 2000, respectively.

Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term receivables approximates fair value as the effective rates for these instruments are comparable to market rates at year-end. The carrying amount of investments approximates fair market value.

Stock-Based Compensation—We elected to account for the cost of our employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in APB Opinion 25 as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation” APB Opinion 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS No. 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost using the principles of APB Opinion 25 if certain pro forma disclosures are made.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	2002	2001	2000
Net (loss)/income
As reported	$(43,586,567)	$(101,389,809)	$152,092,633
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	$(1,100,136)	$(2,557,199)	$(22,666,148)
Pro forma	$(44,686,703)	$(103,947,008)	$129,426,485
Basic
Net (loss)/income per share
As reported
Before cumulative effect of accounting change	$(0.78)	$(0.77)	$3.07
Cumulative effect of accounting change	—	(1.07)	—

Basic net (loss)/income per share	$(0.78)	$(1.84)	$3.07

Pro forma
Before cumulative effect of accounting change	$(0.80)	$(0.82)	$2.60
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Basic net (loss)/income per share	$(0.80)	$(1.89)	$2.60

Diluted
Net (loss)/income per share
As reported
Before cumulative effect of accounting change	$(0.78)	$(0.77)	$2.51
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Diluted net (loss)/income per share	$(0.78)	$(1.84)	$2.51

Pro forma
Before cumulative effect of accounting change	$(0.80)	$(0.82)	$2.14
Cumulative effect of accounting change	—	(1.07)	—

Pro forma Diluted net (loss)/income per share	$(0.80)	$(1.89)	$2.14

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants:

	Years Ended December 31,
Description	2002	2001	2000
Dividend yield	—	—	—
Expected volatility	107%	128%	122%
Risk-free interest rate	4.75%	5%	6%
Expected lives	3.49	7.14	3.79

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications—Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

Recent Accounting Pronouncements—As of August 2001, the FASB issued SFAS No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The objective of SFAS No. 143 is to provide accounting guidance for legal obligations associated with retirement of long-lived assets. The retirement obligations included within the scope of this pronouncement are those that an entity cannot avoid as a result of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this pronouncement, as well as tangible long-lived assets with indeterminable lives. We do not believe that that the adoption of SFAS No. 143 will impact our financial condition, cash flows and results of operations. We plan to adopt SFAS No. 143 during the first quarter of 2003.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. The objectives of SFAS No. 144 are to address significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, and to develop a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. We adopted SFAS No. 144 during the first quarter of 2002.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the financial accounting and reporting for certain costs associated with exit or disposal activities, including restructuring actions. SFAS No. 146 excludes from its scope severance benefits that are subject to an on-going benefit arrangement governed by SFAS No. 112, “Employer’s Accounting for Post-employment Benefits”, and asset impairments governed by SFAS No. 144. We do not believe that the adoption of this Statement will have a material impact on our consolidated financial position or results of operations.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others”, (“FIN 45”). FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for the year ending December 31, 2002, which expand the disclosures required by a guarantor about its obligations under a guarantee. FIN 45 also requires the recognition, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in the issuance of the guarantee. This interpretation did not have a significant impact on our consolidated financial position and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF will be effective for fiscal years beginning after June 15, 2003. We are currently evaluating the effects this EITF may have on our consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, this Statement does not permit the use of the original Statement 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. SFAS No. 148 shall be effective for the financial statements for fiscal years ending after December 15, 2002 for companies that volunteer in changing to the fair value method of accounting for stock options and like awards. The interim disclosure requirements of SFAS No. 148 for financial reports containing condensed financial statements become effective beginning after December 15, 2002. We have adopted the disclosure provisions of this Statement for the year ended December 31, 2002. ACTV intends to continue to account for the cost of employee stock options utilizing the intrinsic value method prescribed by APB opinion 25 as allowed by SFAS No. 123. As such, this Statement did not have an impact on our consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”). FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest in after that date. The related disclosure requirements are effective immediately. We do not anticipate that this interpretation will have a significant impact on our consolidated financial position and results of operations.

3.    Intangible Assets and Goodwill

Goodwill totaled $0.9 million at December 31, 2002 and $12.9 million at December 31, 2001, of which $0 and $12.0 million, respectively, related to our acquisition of Intellocity.

Accounting for goodwill in accordance with SFAS No. 142, requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

During 2002, our Intellocity unit fell significantly short of the revenue and profitability goals that management established for the unit at the beginning of 2002. As a result, we substantially scaled back Intellocity’s revenue forecasts for fiscal 2003 and subsequent periods. We believe this shortfall is principally due to Intellocity’s existing and prospective clients who have reduced expenditures for enhanced and interactive TV initiatives.

Consequently, we conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, we recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million. We continued our review for possible additional impairment in the fourth quarter ended December 31, 2002, due to a continued reduction in forecasted revenues, and recorded an impairment charge for the remaining amount.

Our other intangible assets consist of patents, which as of December 31, 2002 and December 31, 2001 were as follows:

	December 31,
	2002	2001
Patents, cost	$11,127,153	$10,033,157
Accumulated amortization	(2,291,777)	(1,607,268)

Net intangible asset	$8,835,376	$8,425,889

Amortization expense related to patents totaled $684,509 and $626,019 during the years ended December 31, 2002 and 2001, respectively. The estimated aggregate future amortization expense for the identifiable intangible assets remaining as of December 31, 2002 is as follows:

2003	$ 736,829
2004	736,829
2005	736,829
2006	736,829
2007	736,829
Thereafter	5,151,231

Total	$8,835,376

4.    Merger and Acquisition Activity

Acquisition

On March 7, 2001, we acquired all of the assets and business of Intellocity, Inc., (“Intellocity”) a technology and engineering solutions provider focusing on the interactive television market. We acquired Intellocity for 4,007,890 shares of our common stock, aggregating $23.2 million, and issued options to purchase 762,665 shares of our common stock valued at $4.3 million, for an aggregate purchase price of $27.5 million. We were obligated to make an additional payment of up to 1.5 million shares and options contingent upon Intellocity’s achieving certain performance targets for the year ended December 31, 2001. Intellocity did not meet those targets. Intellocity shareholders are subject to provisions restricting the sale of the ACTV stock; these restrictions range over 4 years. The acquisition was accounted for under the purchase method of accounting in the first quarter of 2001.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The fair value of assets acquired and liabilities assumed in the acquisition of Intellocity amounted to approximately $1.5 million. Goodwill, representing the excess cost over the fair value of net assets acquired, was calculated to be $26.4 million and was being amortized over 7 years. However, since the adoption of SFAS No. 142 on January 1, 2002, we no longer amortize the goodwill resulting from this transaction. As a result of our year-end review of the realizability of long-lived assets attributed to Intellocity, we recorded an impairment charge to goodwill of $11.2 million during the fourth quarter of 2001, adjusting the asset value of such goodwill from $23.2 million to $12.0 million. In the third quarter of 2002 we reviewed the realizability of this goodwill, recording an impairment charge of $11.5 million. We continued our review for possible impairment in the fourth quarter ended December 31, 2002, and recorded an impairment charge for the remaining amount. The results of Intellocity’s operations are included in our consolidated results from the date of acquisition.

On August 17, 2000, we acquired all of the outstanding capital stock of Bottle Rocket, Inc., a business engaged in the creation and marketing of online, games-based entertainment. We acquired Bottle Rocket in exchange for 272,035 shares of our common stock. The acquisition of Bottle Rocket has been accounted for under the pooling of interests method of accounting prior to the release of SFAS No. 141, “Business Combinations”, and, accordingly, our historical consolidated financial statements have been restated to include the accounts and results of operations of Bottle Rocket.

The following table represents the results of operations on a pro forma basis, as if the acquisition of Intellocity had been completed on January 1, 2000. These pro forma results include estimates and assumptions that management believes are reasonable.

	For the Year Ended December 31,
	2001	2000
Revenues	$15,350,452	$16,340,236
(Loss)/income before minority interest and cumulative effect of accounting change	(46,711,798)	147,231,295
(Loss)/income before cumulative effect of accounting change	(43,505,316)	148,974,657
Net (Loss)/income	$(102,237,513)	$148,974,652
Basic
(Loss)/income per share before cumulative effect of accounting change	$(0.78)	$3.01
Cumulative effect of accounting change	(1.05)	—

Basic (loss)/income per share	$(1.83)	$3.01

Diluted
(Loss)/income per share before cumulative effect of accounting change	$(0.78)	$2.45
Cumulative effect of accounting change	(1.05)	—

Diluted (loss)/income per share	$(1.83)	$2.45

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

5.    Property and Equipment

Property and equipment-net at December 31, 2002 and 2001consisted of the following (at cost):

	2002	2001
Machinery and equipment	$12,719,111	$11,981,141
Office furniture and fixtures	1,163,182	1,023,691
Leasehold improvements	944,678	868,633

	14,826,971	13,873,465
Less accumulated depreciation and amortization	(11,248,795)	(7,528,834)

	$3,578,176	$6,344,631

6.    Financing Activities

Common Stock Financing

During the years ended December 31, 2002, 2001 and 2000, we raised approximately $0, $0 and $129.4 million, respectively, from sales of common stock to outside investors and $0, $0.1 million and $21.3 million, respectively, from the exercise of stock options and warrants.

In February 2000, we completed a follow-on offering of 4.6 million common shares, including 0.6 million common shares to cover the over-allotments of our underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The 4.6 million total common shares were priced to the public at $30 per share, for total gross proceeds of $138 million. We paid underwriting discounts and commissions of $1.80 per share or $8.28 million, resulting in net proceeds of $28.20 per share, or $129.4 million.

On March 27, 2000 Liberty Digital, Inc. invested an additional $20 million in the ACTV, increasing its investment to 16% by exercising a warrant granted in March 1999.

In the past we had advanced cash to our employees for the funding of the employee’s exercising of their stock options once the options have been vested for such employee. As of December 31, 2002 and 2001, we had outstanding receivables due from our employees related to such advances of $82,999 and $339,035, respectively.

Debt Financing

In January 1998, we issued $5.0 million aggregate principal amount of notes. The notes had an interest rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. We had the option to pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in-kind to 13.75% per annum. We chose to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in-kind. In connection with the note, the holders received on January 14, 1998 a common stock purchase warrant (“Warrant”) of a subsidiary of ours granted the holders either the right to purchase up to 17.5% of the fully-diluted shares of common stock of that subsidiary or, through July 14, 1999, to exchange the Warrant for such number of shares of our common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

For accounting purposes, we allocated approximately $1.4 million to the value of the Warrant, based on the market value of our common stock into which the Warrant was convertible at issuance. The Warrant was included outside of Consolidated Stockholders’ Equity due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the Warrant. The difference between the recorded value of the notes and their principal value was being amortized as additional interest expense over the life of the notes. The Warrant was exchanged and exercised for our common stock during the first quarter of 1999.

On April 3, 2000, we repaid certain notes in full, thereby incurring a loss on extinguishment of debt that was recorded in the quarter ended June 30, 2000. The loss includes a prepayment premium of $369,632, and the unamortized original issue discount and deferred issue costs of $819,294 and $222,213, respectively, for a total loss of $1,411,139, or $0.03 per share and is included in other expense in the statement of operations.

Preferred Stock Financing

In November 1998, ACTV issued Series B convertible preferred stock (“Series B Stock”), common stock, and warrants to purchase approximately 1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of the subsidiary exchangeable preferred stock. The excess of the fair value of this consideration over the carrying value of the exchangeable preferred stock for which the Series B Stock was issued is included in minority interest subsidiary preferred stock dividend and accretion in the accompanying statement of operations. The Series B Stock was fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of the Series B Stock were prohibited from converting any shares into common stock through November 13, 1999. Beginning November 13, 1999, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $1.33 per common share. The beneficial conversion feature related to the possible conversion of the Series B Stock at $1.33 per share, which equaled $2,527,723 at the issuance date, was attributed to additional paid-in-capital and was being accounted for as a charge to net loss applicable to common stockholders over the period from issuance through February 13, 2000.

Preferred Stock Rights Agreement

Our policy is and has been to license our technology and arrange joint ventures for its use in a number of different industries. In August 2000, our Board of Directors adopted a Preferred Stock Rights Agreement, which gives our Board of Directors certain alternative courses of action if a potential acquirer of 15% or more of our common stock is deemed unlikely to further such policy or if such potential acquirer is deemed likely to act inconsistently with the best interests of our stockholders. Pursuant to the Preferred Stock Rights Agreement, we could distribute certain preferred stock purchase rights to our current stockholders. These rights would become exercisable if an outside party became the beneficial owner of 15% or more of our issued and outstanding common stock, unless our Board of Directors determines to defer the exercise of, or redeem, such rights. The potential acquirer’s rights under the Preferred Stock Rights Agreement will be null and void. Once exercisable, each preferred stock purchase right would entitle the holder thereof to purchase .001 of a share of our Series C Preferred Stock at an exercise price of $0.00001 per share. Each share of our Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. Once issued our Board of Directors could vote to exchange the preferred stock purchase rights for shares of our common stock. A potential acquirer may be discouraged from completing an acquisition if it could not be assured of having control of us.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

Our Bylaws provide that only a majority of the Board of Directors or the Chairman of the Board may call a special meeting of the stockholders. In addition, our certificate of incorporation permits our Board of Directors to have us designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our common stock. Our issuance of preferred stock or of rights to purchase preferred stock could also be used to discourage an unsolicited acquisition proposal.

ACTV Entertainment, Inc. (“Entertainment”) and HyperTV Networks, Inc. (“HyperTV”) are subsidiaries of ACTV, Inc. In part as an anti-takeover defense, in 1997 and 1998 Entertainment and HyperTV granted stock options for their respective Class B common shares to a limited number of their officers and employees, which Class B stock options—as amended in December, 1999—were to become exercisable only upon a “change of control” of ACTV, Inc., as the term “change of control” was defined in those options. Effective October 2, 2000, all of those Class B stock options were terminated, with the result that there are no options outstanding at this date with respect to any of the Class B shares of either Entertainment or HyperTV.

7.    Stock Options and Warrants

At December 31, 2002, we had reserved shares of Common Stock for issuance as follows:

	Authorized	Granted (net of cancellations)	Exercised	Outstanding
1989 Non-Qualified Stock Option Plan	100,000	82,000	(82,000)	0
1996 Qualified Stock Option Plan	500,000	432,879	(377,879)	55,000
1998 Qualified Stock Option Plan	900,000	625,331	(190,995)	434,336
1999 Qualified Stock Option Plan	1,500,000	1,057,877	(182,047)	875,830
2000 Qualified Stock Option Plan	4,000,000	1,961,857	(30,107)	1,931,750
Options and warrants granted outside of formal plans		17,913,947	(11,140,936)	6,773,011

Total		22,073,891	(12,003,964)	10,069,927

During the years 2001, 2000, 1999, 1998, 1996 and 1989 the Board of Directors approved stock option plans providing for stock option grants to employees and others who provide significant services to us.

At December 31, 2002, we also had outstanding options and warrants not issued pursuant to a formal plan that were issued to directors, certain employees, and consultants and pursuant to financing transactions for the purchase of common stock. The prices of these options and warrants range from $0.24 to $90.19 per share; they have expiration dates in the years 2003 through 2010. The options and warrants granted are not part of the stock option plans discussed above.

As a result of certain cashless exercise features, outstanding options totaling 6.9 million at December 31, 2001, were subject to variable option accounting treatment. A reduction in deferred stock-based compensation expense of $6.0 million, $12.1 million and $186.7 million related to these variable options was recorded in the years ended December 31, 2002, 2001 and 2000, respectively. Deferred stock-based compensation expense of $208.3 million related to these options was recorded for the year ended December 31, 1999. We recorded stock-based compensation expense in relation to increases in the market price of our common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

we had a stock-based compensation expense liability at the beginning of a given reporting period, we recognized a reduction in expense related to the unexercised vested variable options for that period based on a reduction of the market price for our common stock at the end of the period.

In the first quarter of 2002, we rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment in our financial statements.

In January 2002, we canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share, which was above the market value of such shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with our restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of our common stock is greater than $2.00 per share at any reporting date, we will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that we are carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of our stock at the end of the subsequent reporting period, we will recognize a reduction in expense for the subsequent period. Our December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of our common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

A summary of the status of our stock options as of December 31, 2002 and 2001 is as follows:

	2002 Shares	2002 Wtd. Avg. Exer. Price	2001 Shares	2001 Wtd. Avg. Exer. Price
Outstanding at beginning of period	12,041,528		18,696,202
Options and warrants granted	862,167	$1.94	2,385,837	$1.72
Options and warrants exercised	(25,633)	$0.24	(916,942)	$1.79
Options and warrants forfeited/expired	(2,808,135)	$7.38	(8,123,569)	$10.85

Outstanding at end of period	10,069,927	$2.77	12,041,528	$4.02

Options and warrants exercisable at end of period	8,614,209	$2.32	6,604,838	$2.54

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

The following table summarizes information about stock options outstanding at December 31, 2002:

	Weighted Number Outstanding at 12/31/2002	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2002	Weighted Average Exercise Price
Range of Exercise Prices
$0.00 to 4.00	8,305,240	3.1 Years	$1.59	7,715,576	$1.57
$4.01 to 8.00	1,112,252	2.3 Years	$6.71	386,508	$6.20
$8.01 to 12.00	375,834	1.6 Years	$9.23	365,834	$9.23
$12.01 to 16.00	276,000	2.3 Years	$13.63	145,690	$13.79
$16.01 to 100.00	601	0.7 Years	$81.85	601	$81.85

Total Number Outstanding	10,069,927	2.9 Years	$2.77	8,614,209	$2.32

The weighted average exercise price of options granted during 2002, 2001 and 2000 was $1.94, $1.72, and $8.87 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of our common stock on the date of grant.

8.	Stock Appreciation Rights Plans

As of December 31, 1998, we had granted 896,000 outstanding Stock Appreciation Rights (“SARs”) (with an exercise price of $1.50 per share). The SARs expired between 2001 and 2006. In May 1999, three directors agreed to retroactively exercise their vested SARs for unregistered shares of common stock, based upon the closing market price of $3 15/16 on January 4, 1999. As a result, the SARs expense for the first quarter of 1999 was approximately $3.2 million less than it would have been otherwise. In September 1999, all remaining SARs were converted into options that became part of our 1999 Option Plan. In 1999, this conversion resulted in expense of $1.3 million with an additional charge of $381,000 to future periods when the corresponding options vest. In September 1999, we exchanged all of the outstanding SARs for stock options with the same exercise prices and vesting dates and cancelled the SAR plans.

In September 1999, all remaining SARs were converted into options under our 1999 option plan. Deferred expenses were recorded related to SARs that had not yet vested. In May 2001 and May 2000, we recognized $75,000 and $306,000, respectively, of those deferred expenses as period costs.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

9.    Income Taxes

We account for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.

Deferred income taxes reflect the net tax effects at an effective tax rate of 40% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising our net deferred tax asset as of December 31, 2001, and 2002 are as follows (amounts in 000’s):

	2001	2002
Deferred tax assets:
Operating loss carryforwards	$64,199	$72,709
Differences between book and tax basis of property	2,409	2,078
Capital loss	300	300
Warrant	23,180	25,724
Deferred compensation	1,121	None
Reserve on loss on investment	None	1,060
Other	142	254

	91,351	102,125
Deferred tax liabilities:
Differences between book and tax basis of property	None	None

Net deferred tax asset before valuation allowance	91,351	102,125
Valuation allowance	(91,351)	(102,125)

Net deferred tax asset	$0	$0

The increase in the valuation allowance for the year ended December 31, 2001, was approximately $44.5 million and the increase in the valuation allowance for the year ended December 31, 2002, was approximately $10.8 million. As it is more likely than not that the net deferred tax asset will not be realized, there was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

At December 31, 2001 and 2002, we had Federal net operating loss carryovers of approximately $160.5 and $181.8 million, respectively. These carryovers will expire between the years 2003 and 2023. Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. In the event of an ownership change, we would not be able to use the pre-ownership change net operating losses in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of the Company’s stock immediately before the ownership change by the long-term federal rate.

10.    Retirement Plan

We sponsor a 401(k) savings plan for employees who have completed at least 90 days of service. Although we have no obligation to do so, to date we have matched employee 401(k) deferrals on an annual basis. Vesting of the matching contributions is based on an employee’s term of service with us. To date, we have made all matching contributions in the form of our common stock. In 2002, 2001 and 2000, we contributed the common stock equivalent of $89,156, $247,275, and $154,560, respectively.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

11.	Commitments

At December 31, 2002, future aggregate minimum lease commitments under non-cancelable operating leases, were as follows:

Year	Commitment
2003	$ 909,271
2004	791,602
2005	557,403
2006	427,595
2007	427,595
Thereafter	3,728,221

Total	$6,841,687

The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 2002, 2001 and 2000 aggregated $1,110,727, $2,711,375, and $1,240,625, respectively.

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ours, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using our digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race (See Note 18).

We also have guaranteed commitments under employment contracts with six executives which total $2.5 million and will be paid out in future years.

12.	Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and receivables. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations with which we currently do business. We attempt to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, we will further minimize concentrations of credit risks by requiring partial advance payments for the products provided. Our temporary cash investments consist of investments with high quality financial institutions.

Individual customers accounted for more than 10% of our revenues during the years ended 2002, 2001 and 2000. For the year ended December 31, 2002, one individual customer accounted for 11% of sales. For the year ended December 31, 2001, two individual customers accounted for the following percentages of sales: 11% and 16%. For the year ended December 31, 2000, an individual customer accounted for 23% of sales. In addition, the recognition of revenue resulting from the amortization of deferred revenue associated with the joint marketing arrangement with Ascent Media Group accounted for approximately 32% and 26% of our total revenues for the years ended December 31, 2002 and 2001.

Included in accounts receivable at December 31, 2002 were receivables from three customers that accounted for the following percentages of such balance: 11%, 13%, and 20%. Included in accounts receivable at December 31, 2001 were receivables from one customer that accounted for 33% of such balance.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

13.	Fair Value of Financial Instruments

We acquired a warrant to purchase common shares of Ascent Media Group as described in Note 2. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximated fair value because of their short maturity.

14.    Segment Reporting

We have two principal business segments, Digital Television and Enhanced Media. The Digital Television segment provides technologies, applications and technical services for interactive television, targeted advertising, and advertising sales management. The Enhanced Media segment, which develops, markets and licenses technologies, applications and services for the convergence of the Internet with television and other video programming.

Information concerning our business segments in 2002, 2001, and 2000 is as follows:

	2002	2001	2000
Revenues
Digital Television	$2,885,723	$4,074,434	$—
Enhanced Media	8,401,033	9,614,181	8,016,453

Total	$11,286,756	$13,688,615	$8,016,453

Depreciation & Amortization
Digital Television	$3,121,686	$2,870,503	$1,675,434
Enhanced Media	1,218,582	1,631,521	1,183,473
Unallocated Corporate	862,826	4,931,602	1,048,724

Total	$5,203,094	$9,433,626	$3,907,631

Interest Income (Expense)
Digital Television	$36,598	$246,454	$(29,229)
Enhanced Media	40,013	10,875	4,709
Unallocated Corporate	1,200,712	3,923,594	7,466,830

Total	$1,277,323	$4,180,923	$7,442,310

Net (Loss)/Income
Digital Television	$(13,485,878)	$(8,060,807)	$(8,864,572)
Enhanced Media	(12,918,405)	(67,259,636)	(14,146,874)
Unallocated Corporate	(17,182,284)	(26,069,366)	175,104,079

Total	$(43,586,567)	$(101,389,809)	$152,092,633

Capital Expenditures
Digital Television	$802,378	$1,815,830	$2,722,138
Enhanced Media	1,847	96,430	2,249,498
Unallocated Corporate	149,281	6,093,649	5,966,820

Total	$953,506	$8,005,909	$10,938,456

Total Assets
Digital Television	$7,859,158	$12,022,462	$17,010,470
Enhanced Media	6,642,736	24,471,782	83,127,887
Unallocated Corporate	64,273,278	103,093,077	135,370,223

Total	$78,775,172	$139,587,321	$235,508,580

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

15.    Investments

In 2000, we entered into various strategic equity investments in privately held companies that operate in our industry. We do not exercise effective control or significant influence over operations for any of these strategic equity investments. At December 31, 2000, the investments were stated at cost, aggregating $3.3 million. During 2000, we wrote-off an investment for $750,000; the charge was recorded in other expenses. During 2001, we increased our gross investment assets by $5.3 million and recorded a write-down, reflected in other expenses, of $1.0 million related to certain of our strategic investments that we deemed to be other than temporarily impaired. During 2002, we recorded a further write-down of these investments of $1.7 million. We based our impairment assessment on the financial results and/or values in the latest rounds of financing of such investments. The balance of our total strategic cost investments is $5.8 million at December 31, 2002.

16.    Executive Incentive Compensation

For the years ended December 31, 2001 and 2000, we incurred executive incentive compensation expense of $2.3 million and $6.9 million, respectively. This expense, which related to stock incentive compensation awarded in the 2000 fiscal year but paid in a series of quarterly installments, which were subject to forfeiture under certain conditions. The contractual provision that gave rise to this bonus, which was based on changes in the market value of ACTV’s common stock and paid in unregistered securities, was cancelled during the second quarter of 2001.

17.    Corporate Restructuring

During the third and fourth quarters of 2001, we completed certain restructuring initiatives. As a result, we recorded a restructuring charge of $6.6 million, which related to the surrender of real estate leases and employee severance expenses. Components of the $6.6 million expense included:

•	property and equipment with a book value of $10.8 million, which we sold for $5.5 million to the successor tenant and landlord (charge of $5.3 million).

•	employee severance expenses of $2.3 million (charge of $2.3 million).

•	a reversal of straight-line rent accrual of $1.0 million (reduction of charge by $1.0 million).

At December 31, 2001, we had $0.8 million remaining in accrued restructuring charges relating to severance which were paid during the first two quarters of 2002. We had no restructuring charges in the year ended December 31, 2002.

18.    Agreement with iN DEMAND

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ours, signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND has been using our digital video technology to offer digital cable customers Nascar In Car on iN DEMAND. Nascar In Car is a multi-channel television package that uses a mix of digital compression technology, real-time telemetry data and superior graphics to give subscribers an enhanced, interactive viewing experience. iN DEMAND is distributing the package on a pay-per-view basis through certain digital cable systems in the United States. ACTV Entertainment’s agreement with iN DEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race. In turn, ACTV Entertainment receives a percentage of gross receipts from the sale of pay-per-view subscriptions. Our revenues to date from Nascar In-Car subscription sales have been negligible.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

19.    Agreement with Liberty Media Corporation Regarding Possible Acquisition of ACTV, Inc.

On September 26, 2002, we entered into an agreement with OpenTV Corp. for the acquisition by OpenTV of ACTV, Inc. through a stock-for-stock merger. OpenTV Corp. is an affiliate of Liberty Media Corporation, our largest shareholder. The merger is subject to approval of both OpenTV and ACTV shareholders and regulatory approval.

Under the terms of the agreement, each outstanding share of ACTV common stock will be exchanged in the merger for a fraction of an OpenTV Class A Ordinary Share equal to $1.65 divided by the then average market price of the OpenTV Class A Ordinary Shares, provided that if the average market price of an OpenTV Class A Ordinary Share is then less than $2.25 per share, it will be valued at $2.25 per share for this purpose and if the average market price of an OpenTV Class A Ordinary Share is then greater than $6.05 per share, it will be valued at $6.05 per share for this purpose. In the event that the average market price of the OpenTV Class A Ordinary Shares at the time of the merger is less than $0.80 per share then we will have the right to terminate the merger agreement unless OpenTV elects to adjust the exchange ratio so that our shareholders receive not less than $0.584 per ACTV common share. The stock-for-stock merger will be a taxable transaction for our shareholders. Both our board of directors and that of OpenTV have agreed to recommend the merger to their respective shareholders and key members of our board and management have entered into agreements to vote their shares in favor of the transaction.

20.    Supplemental Disclosure of Cash Flow Information

We recorded a reduction in non-cash stock-based compensation expense in the amount of $6,002,831 for the year ended December 31, 2002. We recorded a reduction of non-cash, stock-based compensation expense in connection with vested variable options of $12,148,504 for the year ended December 31, 2001. In the first quarter of 2002, we rescinded the applicable option exercise provisions for certain options that resulted in the variable option accounting treatment for such options in our financial statements.

In January 2002, we canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share, which was above the market value of such shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with our restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options will be subject to variable option accounting treatment. That is, if the closing market price of our common stock is greater than $2.00 per share at any reporting date, we will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that we are carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of our stock at the end of the subsequent reporting period, we will recognize a reduction in expense for the subsequent period. Our December 31, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of our common stock at December 31, 2002 was less than the option exercise price of $2.00 per share.

For the years ended December 31, 2002 and 2001 we recorded a non-cash deferred expense of $0 and $1.5 million, respectively, for stock-based compensation related to executive incentive compensation (See Note 16).

During both the years ended December 31, 2002 and 2001, we recorded revenue of $3,619,812, respectively, from amortization of the deferred revenue recognized in connection with the investment in warrants of Ascent Media Group (See Note 2).

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

We made no cash payments of interest or income taxes during the years ended December 31, 2002 or 2001. During the year ended December 31, 2000, we made cash interest payments of $204,976, primarily related to the $5.0 million original fair value note, and no cash payments of income tax.

21.    Digital ADCO

We record minority interest related to Digital ADCO, in which our ownership interest was 45.9% at December 31, 2002. Digital ADCO was formed in November 1999 and co-founded by ACTV, Inc. and Motorola Broadband. Digital ADCO develops and markets applications for the delivery of addressable advertising. Under the terms of our agreement with Motorola Broadband, we licensed five of our patents to Digital ADCO, and Motorola Broadband licensed six of its patents and made a capital commitment to Digital ADCO. In August 2000, Digital ADCO, Inc. received a direct minority investment by OpenTV Corp. OpenTV also contributed patents on a non-exclusive basis to Digital ADCO. Concurrently, Digital ADCO, Inc. and OpenTV together created a new subsidiary, named SpotOn International Ltd, to license and exploit Digital ADCO’s technology outside the U.S., Canada and Mexico. Digital ADCO, Inc.’s issued and outstanding shares of capital stock presently consist of Class A common stock, having one vote per share and Class B common stock, having 25 votes per share. All of Digital ADCO’s issued and outstanding shares are presently held by three investors. OpenTV currently owns the issued and outstanding Class A common shares. ACTV, Inc. and Motorola Broadband, the co-founders of Digital ADCO, own the issued and outstanding Class B common shares. ACTV, Inc. currently exercises voting control of Digital ADCO. We consolidate the results of our Digital ADCO subsidiary, despite our ownership position of 45.9%, due to our exercise of voting control with respect to such subsidiary.

For the periods ended December 31, 2002, 2001 and 2000, we allocated losses in the amount of $3,164,687, $2,890,505, and $1,622,957, respectively, from Digital ADCO and SpotOn International, Ltd. to Motorola Broadband and OpenTV.

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

22.    Quarterly Results (Unaudited)

The following is a summary of the unaudited quarterly financial information; all adjustments necessary for a fair presentation of each period were included.

	First	Second	Third	Fourth
Year Ended December 31, 2002	Quarter	Quarter	Quarter	Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$3,186	$3,234	$2,835	$2,032
Operating income/(loss)	1,833	(6,719)	(18,944)	(8,633)
Net income/(loss)	$451	$(12,209)	$(23,336)	$(8,493)
Net (loss)/income per share
Basic net income/(loss) income per share	$0.01	$(0.22)	$(0.42)	$(0.15)

Diluted net income/(loss)	$0.01	$(0.22)	$(0.42)	$(0.15)

	First	Second	Third	Fourth
Year Ended December 31, 2001	Quarter	Quarter	Quarter	Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$3,273	$4,226	$3,259	$2,929
Operating loss	(13,956)	(6,818)	(6,055)	(21,187)
(Loss)/income before cumulative effect of accounting change	(20,377)	8,128	(9,610)	(20,799)
Cumulative transition effect of adopting SFAS No. 133	(58,732)	—	—	—

Net (loss)/income	$(79,109)	$8,128	$(9,610)	$(20,799)

Net (loss)/income per share:
Basic
(Loss)/income before cumulative effect of accounting change	$(0.39)	$0.15	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Basic net (loss) income per share	$(1.51)	$0.15	$(0.17)	$(0.39)

Diluted
(Loss)/income before cumulative effect of accounting change	$(0.39)	$0.14	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Diluted net (loss)/income	$(1.51)	$0.14	$(0.17)	$(0.39)

ACTV, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for the Years Ended December 31, 2002, 2001, and 2000

Earnings per common share are computed independently for each of the quarters presented. Therefore the sum of the quarters may not be equal to the full year earnings or per share amounts.

Results for the first quarter of 2002 included a reduction in stock-based compensation expense in the amount of $6,002,831 in connection with certain vested variable options. In the first quarter of 2002, we rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment for such options in our financial statements.

Results for the third quarter of 2002 included a non-cash impairment charge of $11.5 million related to the goodwill associated with the Intellocity acquisition. The third quarter also included $1.7 million in write-downs related to strategic investments that we deemed to be other than temporarily impaired. The fourth quarter included a non-cash impairment charge of $0.5 million for the remaining balance of goodwill associated with the Intellocity acquisition.

Results for the first quarter of 2001 included additional depreciation and amortization expense in the amount of $1.8 million due to the relocation to a new facility and the amortization of goodwill related to the purchase of Intellocity, Inc. The first quarter also included a write-down of an investment in warrant in the amount of $59.6 million, which was classified as a cumulative transition effect of adopting SFAS No. 133. Additionally, executive incentive compensation expense was recorded in the amount of $2.3 million.

Results for the third quarter of 2001 included a restructuring charge of $5.6 million. Results for the fourth quarter 2001 included additional restructuring charges of $1.0 million and a loss on write-down of goodwill of $11.2 million.

23.	Net (Loss)/Income Per Share

The following table sets forth the computation of basic and diluted (loss)/income per share:

	Years ended December 31,
	2002	2001	2000
Numerator:
(Loss)/income before cumulative effect of accounting change	$(43,586,567)	$(42,657,612)	$152,092,633
Cumulative transition effect of adopting SFAS No. 133	—	(58,732,197)	—

Net (loss) income	$(43,586,567)	$(101,389,809)	$152,092,633

Denominator:
Basic weighted-average shares outstanding	55,918,744	55,014,772	49,501,885
Weighted-average options outstanding	—	—	11,217,763

Diluted weighted average shares outstanding	55,918,744	55,014,772	60,719,648

Basic
(Loss)/income per share before cumulative effect of accounting change	$(0.78)	$(0.77)	$3.07
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—

Basic (loss)/income per share	$(0.78)	$(1.84)	$3.07

Diluted
(Loss)/income per share before cumulative effect of accounting change	$(0.78)	$(0.77)	$2.51
Cumulative transition effect of adopting SFAS No. 133	—	(1.07)	—

Diluted (loss)/income per share	$(0.78)	$(1.84)	$2.51

24.    Extinguishment of Debt

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective for financial statements for fiscal years beginning after May 15, 2002. SFAS No. 145 eliminates the requirement to classify gains and losses from the extinguishment of debt as extraordinary items. ACTV adopted SFAS No. 145 on January 1, 2003. The 2000 financial statements have been restated for the change.